Exhibit 4.4

ELEMENTAL ALTUS ROYALTIES CORP.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars)

ELEMENTAL ALTUS ROYALTIES CORP.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at June 30, 2025 and December 31, 2024

(Unaudited - expressed in thousands of US Dollars)

	Notes	June 30, 2025 $’000	December 31, 2024 $’000
Assets
Current assets
Cash and cash equivalents		24,450	4,454
Accounts receivable and other	3	10,396	16,632
Total current assets		34,846	21,086

Non-current assets
Royalty interests	4	126,717	135,720
Accounts receivable and other	3	4,279	4,031
Investments in associates	5	37,303	41,087
Investments	6	3,322	2,243
Total non-current assets		171,621	183,081
Total assets		206,467	204,167

Liabilities
Current liabilities
Accounts payable and accrued liabilities	7	3,451	3,349
Total current liabilities		3,140	3,349

Non-current liabilities
Borrowings	8	-	2,687
Deferred tax liability		1,747	1,747
Total non-current liabilities		1,747	4,434
Total liabilities		5,198	7,783

Equity
Share capital	9	217,449	217,449
Contributed surplus		7,616	6,535
Accumulated other comprehensive income (“AOCI”)		1,380	1,416
Deficit		(25,176)	(29,016)
Total equity		201,269	196,384
Total liabilities and equity		206,467	204,167

Approved by the Board of Directors on August 15, 2025
Subsequent events (note 14)
	Sandeep Singh, Director	“Sandeep Singh”
	Ravi Sood, Director	“Ravi Sood”

ELEMENTAL ALTUS ROYALTIES CORP.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE PROFIT

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in thousands of US Dollars)

		Three months ended June 30,		Six months ended June 30,
	Notes	2025 $’000	2024 $’000	2025 $’000	2024 $’000
Revenue from royalty interests	4	9,094	3,422	20,733	6,749
Other income		-	330	-	330
Total revenue		9,094	3,752	20,733	7,079

Depletion of royalty interests	4	(3,629)	(1,637)	(9,003)	(3,265)
Gross profit		5,465	2,115	11,730	3,814

General and administrative expenses	10	(1,823)	(1,832)	(3,407)	(3,366)
Project evaluation expenses	10	(420)	(74)	(436)	(99)
Transaction related expenses	10	-	-	-	(400)
Share-based compensation expense	9	(556)	(353)	(1,313)	(699)
Share of profit of associates	5	607	631	1,052	1,155
(Loss) / gain on disposal		(1,833)	283	(1,807)	247
Profit from operations		1,440	770	5,819	652

Other income and expenses
Interest income		76	63	105	92
Interest and finance expenses		(104)	(569)	(235)	(1,235)
Fair value loss on investments	6	(205)	(26)	(26)	(25)
Foreign exchange gain / (loss)		112	2	140	(92)
Other income		27	122	156	288
Profit / (loss) before income taxes		1,346	362	5,959	(320)

Tax expense		(1,186)	(406)	(2,351)	(708)
Net profit / (loss) for the period of continuing operations		160	(44)	3,608	(1,028)

Net loss of discontinued operations		-	(70)	-	(100)
Total net profit / (loss)		160	(114)	3,608	(1,128)

Other comprehensive loss
Items that may be reclassified subsequently to profit and loss:
Foreign currency translation adjustment		(8)	125	(36)	(17)
Other comprehensive (loss) / profit		(8)	125	(36)	(17)
Total comprehensive income / (loss)		152	11	3,572	(1,145)
Profit / loss per share – basic and diluted

Continuing operations		0.00	0.00	0.02	(0.01)
Discontinued operations		-	-	-	-
Total net profit / (loss)		0.00	0.00	0.02	(0.01)
Weighted average number of shares outstanding – basic and diluted		245,762,591	195,990,392	245,762,591	195,990,392

ELEMENTAL ALTUS ROYALTIES CORP.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in thousands of US Dollars)

	Three months ended June 30,		Six months ended June 30,
	2025 $’000	2024 $’000	2025 $’000	2024 $’000
Operating activities
Net profit / (loss) for the period	160	(114)	3,608	(1,128)
Adjustments for:
Depletion of royalty interests	3,629	1,637	9,003	3,265
Unrealized foreign exchange	(121)	122	(177)	87
Share-based compensation expense	556	353	1,313	699
Loss / (gain) on disposal	1,833	(283)	1,807	(247)
Fair value gain on investments	205	26	26	25
Share of profit of associate	(607)	(631)	(1,052)	(1,155)
Interest income	(76)	(63)	(105)	(92)
Interest and finance expenses	104	569	235	1,235
Tax expense	1,186	406	2,351	708
Other non-cash items	(42)	(149)	(184)	(299)
	6,827	1,873	16,825	3,098
Changes in non-cash working capital items:
Accounts receivable and other	6,885	(855)	1,017	(1,489)
Accounts payable and accrued liabilities	666	(236)	(916)	(421)
Cash generated from operating activities before taxes	14,378	782	16,926	1,188
Taxes paid	(1,156)	(404)	(1,332)	(635)
Net cash generated by operating activities	13,222	378	15,594	553

Investing activities
Proceeds from sale of equity investments (note 3)	5,123	1,166	5,218	3,500
Proceeds from disposal of stream assets	0	283	-	283
Distribution from associate (note 5)	1,188	1,057	2,110	2,052
Cash generated from investing activities	6,311	2,506	7,328	5,835

Financing activities
Interest received	76	92	105	92
Interest and finance costs paid	(72)	(563)	(171)	(1,229)
Repayment of loan principal (note 8)	-	(5,000)	(3,000)	(10,000)
Cash generated from / (used for) financing activities	4	(5,471)	(3,066)	(11,137)

Exchange differences on cash and cash equivalents	112	2	140	(92)

Change in cash and cash equivalents	19,649	(2,585)	19,996	(4,841)
Cash and cash equivalents, beginning of the period	4,801	9,031	4,454	11,287
Cash and cash equivalents, end of the period	24,450	6,446	24,450	6,446

ELEMENTAL ALTUS ROYALTIES CORP.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the six months ended June 30, 2025 and 2024

(Unaudited - expressed in thousands of US Dollars)

	Ordinary shares #	Share capital $’000	Contributed Surplus $’000	AOCI $’000	Deficit $’000	Total Equity $’000
Balance as at December 31, 2023	195,990,392	177,424	5,664	1,280	(29,169)	155,199
Share-based compensation expense	-	-	699	-	-	699
Forfeit of share options	-	-	(357)	-	357	-
Loss and comprehensive loss for the period	-	-	-	(17)	(1,128)	(1,145)
Balance as at June 30, 2024	195,990,392	177,424	6,006	1,263	(29,940)	154,753

Balance as at December 31, 2024	245,762,591	217,449	6,535	1,416	(29,016)	196,384
Share-based compensation expense	-	-	1,313	-	-	1,313
Forfeit of share options			(232)		232	-
(Loss) / income and comprehensive (loss) / income for the period	-	-		(36)	3,608	3,572
Balance as at June 30, 2025	245,762,591	217,449	7,616	1,380	(25,176)	201,269

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

1.	NATURE OF OPERATIONS

Elemental Altus Royalties Corp. (the “Company” or “Elemental Altus”), is incorporated under the laws of the Province of British Columbia. The Company is primarily involved in the acquisition and generation of precious metal royalties. The registered office address is Suite 1020, 800 West Pender Street, Vancouver, British Columbia, Canada. The Company’s common shares trade on the TSX Venture Exchange under the ticker symbol “ELE” and the OTCQX market under the trading symbol “ELEMF”.

These unaudited condensed interim consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for at least twelve months from June 30, 2025.

2.	BASIS OF PRESENTATION

(A)	Statement of compliance

The unaudited condensed interim consolidated financial statements have been prepared in accordance with IFRS Accounting Standards applicable to the preparation of interim financial statements, under International Accounting Standard 34, Interim Financial Reporting, as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

The Company uses the same accounting policies and methods of computation as in the annual consolidated financial statements for the year ended December 31, 2024. There was no material impact on the financial statements from new accounting standards or amendments to accounting standards, effective January 1, 2025.

The condensed interim consolidated financial statements are presented in US Dollars. The notation “$” represents US dollars, “C$” represents Canadian dollars, and “A$” represents Australian dollars.

The condensed interim consolidated financial statements were approved by the board and authorized for issue on August 15, 2025.

(B)	Basis of consolidation

These condensed interim consolidated financial statements include the accounts of the Company and its subsidiaries. Material subsidiaries are listed in the following table:

			% Equity Interest as at
Name	Country of Incorporation	Functional Currency	June 30, 2025	December 31, 2024
Altus Royalties Limited	England & Wales	US Dollar	100	100
Altus Strategies Limited	England & Wales	US Dollar	100	100
Alcrest Royalties Australia Pty Limited	Australia	US Dollar	100	100
Elemental One Limited	BVI	US Dollar	100	100
Elemental Royalties (Australia) Pty Ltd	Australia	US Dollar	100	100
Elemental Resources Limited	England & Wales	Pound Sterling	100	100
Elemental Royalties Delaware LLC	United States of America	US Dollar	100	100

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

2.	BASIS OF PRESENTATION (continued)

(C)	Critical accounting estimates and judgements

The Company uses the same critical accounting estimates and judgements as those that applied to the annual consolidated financial statements for the year ended December 31, 2024.

(D)	New accounting standards adopted

New accounting standards effective in 2024

There was no material impact on the financial statements from new accounting standards or amendments to accounting standards, effective January 1, 2025.

New accounting standards issued but not yet effective

Certain new accounting standards and interpretations have been published that are not mandatory for the current year and have not been early adopted.

IFRS 18 – Presentation and Disclosure in Financial Statements

In April 2024, IFRS 18 Presentation and Disclosure in Financial Statements (“IFRS 18”) was issued to achieve comparability of the financial performance of similar entities. The standard, which replaces IAS 1, impacts the presentation of primary financial statements and notes, including the statement of earnings where companies will be required to present separate categories of income and expense for operating, investing, and financing activities with prescribed subtotals for each new category. The standard will also require management-defined performance measures to be explained and included in a separate note within the consolidated financial statements. The standard is effective for annual reporting periods beginning on or after January 1, 2027, including interim financial statements, and requires retrospective application. The Company is currently assessing the impact of the new standard.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

3.	ACCOUNTS RECEIVABLE AND OTHER

Amounts due within 1 year (current)

	June 30, 2025 $’000	December 31, 2024 $’000
Trade receivable	1,095	11,209
Accrued royalty income	8,813	4,908
Prepayments	181	248
GST/VAT receivable	67	86
Other receivables	240	181
Total accounts receivable and other	10,396	16,632

The trade receivable balance includes the first deferred production-based milestones from the Korali-Sud royalty, deferred consideration from the disposal of the Ethiopian exploration projects.

In the period, the Company received the final settlement of $9.76 million in cash and equity in FireFly Metals Ltd (“FireFly”), in relation to the disposal of the Ming Gold Stream. The FireFly shares received were subsequently sold within the same period for cash consideration.

Wahgnion

The Wahgnion mine is currently undergoing an external audit, during which royalty payments to royalty holders have been temporarily paused and the Q1 and Q2 2025 royalty statements have not yet been provided.

The Company received all royalty statements from Wahgnion management for the 2024 financial year and received payment for the first two quarters of 2024, but has not yet received payment for the second half of 2024. In addition, the Company has not yet received the royalty statements for Q1 and Q2 2025 and therefore, the Company has not yet received the necessary information to support the recognition of royalty income for Q1 and Q2 2025. Royalty revenue earned in Q1 and Q2 2025 will be recognised in a subsequent reporting period once the royalty statement is received. As at June 30, 2025, the accrued income balance includes $1.1 million in post-tax royalty receivables from Wahgnion.

The Company is in active communication with Wahgnion’s management and external auditors and, based on such communications, expects royalty statements and payment to be received in full in 2025.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

3.	ACCOUNTS RECEIVABLE AND OTHER (CONTINUED)

Amounts due after 1 year (non-current)

	June 30, 2025 $’000	December 31, 2024 $’000
Trade receivable	3,723	3,668
Amounts due from related parties (note 11)	363	363
Other receivables	193	-
Total accounts receivable and other	4,279	4,031

The trade receivable balance includes the deferred production-based milestones from the Korali-Sud royalty.

The other receivables balance includes the capitalised facility transaction fees previously amortised over the term of the Facility. These fees were reclassified from borrowings (note 8) to other receivables during the period, as the related credit facility has been fully settled and no liability remains outstanding.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

4.	ROYALTY INTERESTS

As of and for the six months ended June 30, 2025

	COST				ACCUMULATED DEPLETION
	Opening $’000	Additions $’000	Disposals/ Impairment $’000	Ending $’000	Opening $’000	Depletion $’000	Disposals/ Impairment $’000	Ending $’000	Carrying Amount $’000
Ballarat Australia	9,896	-	-	9,896	1,628	739	-	2,367	7,529
Bonikro Côte d’Ivoire	31,800	-	-	31,800	3,271	2,138	-	5,409	26,391
Cactus U.S.A	9,918	-	-	9,918	-	-	-	-	9,918
Karlawinda Australia	37,166	-	-	37,166	8,999	1,127	-	10,126	27,040
Korali-Sud Mali	11,196	-	-	11,196	-	4,820	-	4,820	6,376
Laverton Australia	16,071	-	-	16,071	-	-	-	-	16,071
Mercedes Mexico	999	-	-	999	275	30	-	305	694
Wahgnion Burkina Faso	12,379	-	-	12,379	6,227	-	-	6,227	6,152
Western Queen Australia	2,009	-	-	2,009	-	-	-	-	2,009
Development assets Australia and other	25,458	-	-	25,458	772	149	-	921	24,537
Total	156,892	-	-	156,892	21,172	9,003		30,175	126,717

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

4.	ROYALTY INTERESTS (continued)

As of and for the year ended December 31, 2024

	COST				ACCUMULATED DEPLETION
	Opening $’000	Additions $’000	Disposal/ Impairment $’000	Ending $’000	Opening $’000	Depletion $’000	Disposals/ Impairment $’000	Ending $’000	Carrying Amount $’000
Amancaya Chile	3,614	-	(3,614)	-	3,137	41	(3,178)	-	-
Ballarat Australia	5,841	4,055	-	9,896	1,006	622	-	1,628	8,268
Bonikro Côte d’Ivoire	12,405	19,395	-	31,800	947	2,324	-	3,271	28,529
Cactus U.S.A	9,918	-	-	9,918	-	-	-	-	9,918
Karlawinda Australia	37,166	-	-	37,166	6,597	2,402	-	8,999	28,167
Korali-Sud Mali	11,196	-	-	11,196	-	-	-	-	11,196
Laverton Australia	16,071	-	-	16,071	-	-	-	-	16,071
Mercedes Mexico	999	-	-	999	171	104	-	275	724
Wahgnion Burkina Faso	12,379	-	-	12,379	4,773	1,454	-	6,227	6,152
Western Queen Australia	2,009	-	-	2,009	-	-	-	-	2,009
Development assets Australia and other	15,720	9,738	-	25,458	501	271	-	772	24,686
Total	127,318	33,188	(3,614)	156,892	17,132	7,218	(3,178)	21,172	135,720

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

4.	ROYALTY INTERESTS (continued)

The following table summarizes the Company’s total revenue from royalty interests during the three and six months ended June 30, 2025 and 2024:

	Three months ended June 30		Six months ended June 30
	2025 $’000	2024 $’000	2025 $’000	2024 $’000
Revenue from royalties*
Amancaya	-	28	-	100
Ballarat	613	236	1,087	290
Bonikro	3,229	866	5,422	1,795
Karlawinda	2,184	1,303	4,027	2,483
Korali-Sud	2,513	-	9,161	-
Mercedes	273	218	504	483
Mount Monger	9	-	13	-
Mount Pleasant	96	64	168	160
SKO	177	103	351	173
Wahgnion	-	604	-	1,265
Total revenue from royalties	9,094	3,422	20,733	6,749

Other income	-	330	-	330
Total revenue	9,094	3,752	20,733	7,079

* The Company’s royalty on Caserones is recognised as an investment in associate (note 5) in accordance with IAS 28 “Investments in Associates and Joint Ventures”.

Korali-Sud Revenue Commencement

The Korali-Sud gold royalty has commenced generating revenue from Q1 2025. The Company holds a 3% Net Smelter Return (“NSR”) royalty on the first 226,000 ounces of gold produced at the Diba deposit, and an uncapped 2% NSR thereafter. In addition to the royalty income, the agreement includes a series of production-based milestone payments. The first milestone payment of $1 million is due to be received, and the second milestone payment of $2 million was invoiced subsequent to quarter end.

Wahgnion

The Wahgnion mine is currently undergoing an external audit, during which royalty payments to royalty holders have been temporarily paused and the Q1 and Q2 2025 royalty statements have not yet been provided.

The Company received all royalty statements from Wahgnion management for the 2024 financial year and received payment for the first two quarters of 2024, but has not yet received payment for the second half of 2024. In addition, the Company has not yet received the royalty statements for Q1 and Q2 2025 and therefore, the Company has not yet received the necessary information to support the recognition of royalty income for Q1 and Q2 2025. Royalty revenue earned in Q1 and Q2 2025 will be recognised in a subsequent reporting period once the royalty statement is received. As at June 30, 2025, the accrued income balance includes $1.1 million in post-tax royalty receivables from Wahgnion.

The Company is in communication with Wahgnion’s management and external auditors and expects royalty statements and payment to be received in full in 2025.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

5.	INVESTMENT IN ASSOCIATES

The Company holds three investments in associates as shown in the table below:

	SLM California (Caserones)	Legend Gold Mali (Tabakarole)	Aterian plc	Total
	$’000	$’000	$’000	$’000
Opening balance at January 1, 2024	36,551	3,042	3,385	42,978
Share of profit / (loss) for the year	2,320	(17)	(267)	2,036
Distributions received	(3,922)	-	-	(3,922)
FX revaluation	-	-	(5)	(5)
Balance as at December 31, 2024	34,949	3,025	3,113	41,087
Share of profit / (loss) for the period	1,444	(5)	(387)	1,052
Distributions received	(2,110)	-	-	(2,110)
Reclassification (note 6)	-	-	(2,726)	(2,726)
Closing balance at June 30, 2025	34,283	3,020	-	37,303

SLM California (Caserones), Chile

As of June 30, 2025, the Company held a 0.473% NSR royalty interest on the Caserones copper mine in northern Chile. The royalty is owned through the Company’s 50% interest in Minera Tercero SpA which owns 45.6% of Sociedad Legal Minera California Una de la Sierra Peña Negra (“SLM California”) and a 100% owned company, EA Regalías Chile SpA, which owns 1.56% of SLM California.

Minera Tercero SpA is jointly controlled by the Company and another operator and is accounted for as a joint operation. The Company recognizes 50% of the principal asset held by Minera Tercero SpA, which is an investment in SLM California and 50% of the respective income and expenses. SLM California is an associate of Minera Tercero SpA and is accounted for using the equity method. The Company’s 50% share of profit / loss of the associate recognized by Minera Tercero SpA under the equity method is shown in the Statement of Comprehensive Loss. Distributions received from the associate reduce the carrying amount of the investment.

The Company received distributions from SLM California in respect of the royalty on production at the Caserones mine of $2.11 million with respect of the six months ended June 30, 2025 (six months ended June 30, 2024: $1.05 million). The distributions were calculated after provisions made by SLM California for expenses and Chilean income tax. The Company adjusted this share of profit through an amortization of the investment based on a depletion calculation performed on the underlying royalty asset in order to conform with Elemental Altus’ consolidated accounting policies.

Legend Gold Mali

Legend Gold Mali SARL is a wholly owned subsidiary of Legend Mali UK II Ltd, a holding company which is a 30%-owned associate of the Company, and holds the Tabakorole gold project and two contiguous licences with a total area of 292km2 in southern Mali. The Company’s interest in Legend Mali UK II Ltd. is accounted for using the equity method. The company is the subject of an agreement between the Company and Marvel Gold that was renewed in January 2022, under which Marvel Gold retains the right to increase its holding to 80% by sole funding a definitive feasibility study on the Tabakorole project.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

5.	INVESTMENT IN ASSOCIATES (continued)

Aterian Plc

In the period ending June 30 2025, the Company’s equity interest in Aterian Plc (“Aterian”) decreased to 18.84% (2024: 20.04%). The Company retains one seat on Aterian’s five-member board. Due to the reduction in its shareholding the Company no longer exercises significant influence or control over Aterian. Accordingly, the investment has been reclassified from an investment in an associate to a financial asset (see note 6). This reclassification resulted in a net loss of $1.46 million, recognised in the ‘loss on disposal’ in the statement of profit or loss.

6.	INVESTMENTS

Investments carried at fair value through profit or loss comprise listed equity shares (Level 1) and non-listed equity shares (Level 2). All three investments currently held by the Company are portfolio investments.

	June 30, 2025	December 31, 2024
	$’000	$’000
Opening balance	2,243	3,449
Additions	1,224	2,367
Disposals	(68)	(3,685)
Revaluation gain	(77)	112
Closing balance	3,322	2,243

Of the $0.03 million of net fair value loss in the statement of comprehensive loss, $0.05 million was an unrealized foreign exchange loss on the revaluation of the Company’s investments.

For the period ended 30 June 2025, the Company reclassified its Aterian Plc investment in an associate to a financial asset, which has been recognised as an investment during the period (see note 5).

7.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	June 30, 2025	December 31, 2024
	$’000	$’000
Trade payables	227	737
Accrued interest	-	12
Accruals	960	981
Other payables	2,264	1,619
Total	3,451	3,349

The other payables balance includes $1.5 million deferred consideration payable for the Mactung and Cantung royalties. This amount was fully settled in July 2025.

In December 2017, the Company acquired the Mount Pleasant gold royalty in Australia. A deferred payment of A$0.4 million is due at the point a decision is taken to mine a refractory portion of the resource and funds committed to its development. The deferred payment has not been recognized as it is not considered that the condition triggering the payment obligation will occur.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

8.	BORROWINGS

	June 30, 2025 $’000	December 31, 2024 $’000
Opening balance as at January 1	2,687	30,000
Repayment	(3,000)	(27,000)
Less: facility extension transaction costs	-	(362)
Amortisation of transaction costs	64	49
Transaction costs reclassified to other debtors (note 3)	249	-
Closing balance	-	2,687

Credit Facility

The Company has a $50 million revolving credit facility (the “Facility”), with National Bank of Canada (“NBC”), Canadian Imperial Bank of Commerce (“CIBC”), and Royal Bank of Canada (“RBC”). Depending on the Company's leverage ratio, amounts drawn on the facility are subject to interest at SOFR plus 2.50% - 3.75% per annum, and the undrawn portion is subject to a standby fee of 0.56% - 0.84% per annum.

The Facility includes a number of financial covenants including maintenance of an interest coverage ratio above 3.00:1.00, maintenance of a net leverage ratio below 3.50:1.00 and maintenance of a net worth relative to that at the date of the Facility plus cumulative net income thereafter. As at June 30, 2025, March 31, 2025 and December 31, 2024, the Company certified that it was in compliance with the terms of the covenants.

On February 21, 2025, the Company repaid the remaining loan principal of $3 million, fully settling the outstanding debt.

As at June 30, 2025 the drawn down balance (loan principal) was $nil (December 31, 2024: $3 million).

The capitalised transaction costs previously amortised over the term of the Facility have been reclassified from borrowings to other receivables (note 3), as the related credit facility has been fully settled and no liability remains outstanding.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

9.	SHARE CAPITAL

a)	Authorized

The Company’s authorized share structure consists of an unlimited number of common shares without par value.

b)	Share activities

The Company did not engage in equity transactions in the six months ended June 30, 2025.

c)	Stock options, performance share units and warrants

The Company maintains an incentive compensation plan for stock options, performance share units (“PSUs”) and restricted share units. The maximum number of shares reserved for issue under the plan shall not exceed 10% of the outstanding common shares of the Company, as at the date of the grant. The maximum number of common shares reserved for issue to any one person under the plan cannot exceed 5% of the issued and outstanding number of common shares at the date of the grant and the maximum number of common shares reserved for issue to a consultant or a person engaged in investor relations activities cannot exceed 2% of the issued and outstanding number of common shares at the date of the grant. The exercise price of each option granted under the plan may not be less than the Discounted Market Price (as that term is defined in the policies of the TSX-V). The vesting terms of the awards are in the sole discretion of the Board of Directors. All stock options and PSUs become fully vested if a change of control of the Company occurs. Options may be granted for a maximum term of ten years from the date of the grant, are non-transferable and expire within 90 days of termination of employment or holding office as a director or officer of the Company.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

9.	SHARE CAPITAL (continued)

Stock options

Changes in share purchase options during the six months ended June 30, 2025 and the year ended December 31, 2024 are as follows:

	Number of stock options	Weighted Average Exercise Price		Weighted Average Life (Years)
Outstanding, December 31, 2023	11,423,286	C$	1.59	3.21
Granted	3,580,000	C$	1.18
Forfeited	(1,280,650)	C$	1.55
Outstanding, December 31, 2024	13,722,636	C$	1.49	2.73
Granted	4,455,866	C$	1.26
Forfeited	(607,600)	C$	1.58
Outstanding, June 30, 2025	17,570,902	C$	1.43	2.87
Outstanding and exercisable, June 30, 2025	13,184,003	C$	1.87	3.82

The 4,455,866 stock options granted in February 2025 have a five-year term and vest over one and half years from the grant date.

These options were fair valued at their grant date using the Black Scholes valuation model, based on the following key terms:

February 2025
Risk-free rate	2.7%
Expected share price volatility	39%
Expected life of options	5 years

The expiration schedule of the options outstanding at June 30, 2025 is as follows:

Year of expiry	Number of stock options	Weighted Average Exercise Price
2025	2,977,946	C$	1.80
2026	-		-
2027	6,735,290	C$	1.45
2028	-		-
2029	3,580,000	C$	1.18
2030	4,455,866	C$	1.26

During the six months ended June 30, 2025, the Company recorded $0.96 million (2024: $0.49 million) of share-based compensation expense to the statement of comprehensive loss based on the vesting of stock options.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

9.	SHARE CAPITAL (continued)

Performance share units

The Company has certain performance share units outstanding which were issued to directors and officers. Changes in PSUs during the six months ended June 30, 2025 and the year ended December 31, 2024 are as follows:

Number of PSUs
Outstanding, December 31, 2023	500,000
Outstanding and exercisable, December 31, 2023	160,000
Outstanding, December 31, 2024	500,000
Outstanding and exercisable, December 31, 2024	160,000
Outstanding, June 30, 2025	500,000
Outstanding and exercisable, June 30, 2025	160,000

On July 28, 2020, the Company issued 500,000 PSUs to certain employees of the Company, expiring on July 28, 2025. The PSUs vest once the Company’s share price reaches between C$1.70 and C$2.20 per share and a period of time has passed as follows: 160,000 PSUs vest after 2 years (July 28, 2022) if the share price reaches C$1.70 – this threshold has been met - and 340,000 PSUs vest after 3 years (July 28, 2023) if the share price reaches C$2.20 – this threshold has not been met as at June 30, 2025.

The fair value of the performance share units was estimated using the fair value of a common share at the grant date using the Black Scholes valuation model.

During the six months ended June 30, 2025, the Company recorded $nil (2024: $nil) of share-based compensation to the statement of comprehensive loss based on the vesting of PSUs.

Restricted Share Units (“RSUs”)

The Company has established an RSU plan whereby RSUs will be issued to eligible employees or directors. RSUs give the holder the right to receive a specified number of common shares at the specified vesting date. RSUs vest over a period of three years from the grant date. RSU expense is recognized over the vesting period based upon the fair value of the Company’s common shares on the grant date and the awards that are expected to vest. The fair value is calculated with reference to the closing price of the Company’s common shares on the date of grant.

	Number of RSUs	Weighted Average Life (Years)
Outstanding, January 1, 2025	1,541,000
Granted	570,000	4.91
Outstanding, June 30, 2025	2,111,000	4.00
Outstanding and exercisable, June 30, 2025	433,333	3.66

During the six months ended June 30, 2025, the Company recorded $0.36 million (2024: $0.20 million) of share-based compensation to the statement of comprehensive loss based on the vesting of restricted share units.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

9.	SHARE CAPITAL (continued)

a)	Basic and diluted loss per share

During the six months ended June 30, 2025, potentially dilutive common shares totaling 13,777,336 (2024: 11,416,736) were not included in the calculation of basic and diluted loss per share because their effect was anti-dilutive. Potentially dilutive common shares are from PSUs, stock options and RSUs.

10.	OPERATING EXPENSES BY NATURE

	Three months ended June 30,		Six months ended June 30,
	2025 $’000	2024 $’000	2025 $’000	2024 $’000
Salary, fees and pension	1,007	1,026	2,057	1,931
Corporate administration	211	123	346	249
Listing and filing fees	52	64	78	91
Marketing and promotion	94	84	173	163
Professional fees and consulting fees	459	535	753	932
Project evaluation expenses	420	74	436	99
Transaction related expenses	-	-	-	400
Total	2,243	1,906	3,843	3,865

In the statement of comprehensive loss, tax expense for the six months ended June 30, 2025, $2,35 million (June 30, 2024: $0.71 million) is formed of withholding tax expense of $1.71 million (June 30, 2024: $0.62 million), a corporation tax expense of $0.64 (June 30, 2024: $0.05) and a deferred tax expense of $nil (June 30, 2024: $0.04 million).

11.	RELATED PARTY TRANSACTIONS

Key management includes the executive and non-executive directors and certain officers of the Company. Key management compensation during the three and six months ended June 30, 2025 and 2024 is as follows:

	Three months ended June 30,		Six months ended June 30,
	2025 $’000	2024 $’000	2025 $’000	2024 $’000
Salary, fees, pension and professional fees	391	330	1,002	735
Share-based compensation – PSUs and stock options	360	244	864	473
Total	751	574	1,866	1,208

Amounts due from related parties as at June 30, 2025 of $0.36 million (December 31, 2024: $0.36 million) consists of a receivable from Akh Gold Ltd in which the Company holds a 19.9% equity interest.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

12.	SEGMENTED INFORMATION

The Company maintains a single business segment which is its royalty interests, from which it derives its revenue, including its exploration and evaluation assets from which it intends to generate royalties.

The carrying values of the royalty assets and revenue generated per continent in 2025 were as follows:

	North America	South America	Australia	Africa	Total
	2025 $’000	2025 $’000	2025 $’000	2025 $’000	2025 $’000
Royalty assets – as at June 30, 2025	20,491	-	62,580	43,646	126,717

Total revenue – 6 months ending June 30, 2025	504	-	5,646	14,583	20,733

The carrying values of the royalty assets and revenue generated per continent in 2024 were as follows:

	North America	South America	Australia	Africa	Total
	2024 $’000	2024 $’000	2024 $’000	2024 $’000	2024 $’000
Royalty assets – as at December 31, 2024	20,521	-	64,554	50,604	135,679

Total revenue – 6 months ending June 30, 2024	483	100	3,106	3,060	6,749

13.	FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy based on the degree to which the inputs used to determine the fair value are observable. The three levels of the fair value hierarchy are:

Level 1 –        Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.

Level 2 –       Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 –        Unobservable inputs which are supported by little or no market activity.

ELEMENTAL ALTUS ROYALTIES CORP.

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended June 30, 2025 and 2024

(Unaudited - expressed in US Dollars, except where otherwise noted)

13.	FINANCIAL INSTRUMENTS (continued)

The levels in the fair value hierarchy into which our financial assets and liabilities that are measured and recognized in the condensed interim consolidated statement of financial position at fair value on a recurring basis were categorized as follows:

	Fair value at June 30, 2025 ($’000)
	Level 1	Level 2	Level 3	Total
Recurring Measurements
Cash and cash equivalents	24,450	-	-	24,450
Investments	1,238	2,084	-	3,322
Total	25,688	2,084	-	27,772

	Fair value at December 31, 2024 ($’000)
	Level 1	Level 2	Level 3	Total
Recurring Measurements
Cash and cash equivalents	4,454	-	-	4,454
Investments	159	2,084	-	2,243
Total	4,613	2,084	-	6,697

During the six months ended June 30, 2025 no amounts were transferred between Levels. The Group also has a number of financial instruments which are not measured at fair value in the statement of financial position. For these instruments, the fair values are not materially different to their carrying amounts.

14.	SUBSEQUENT EVENTS

•	In July 2025, the Company paid the second tranche of $1.5 million to Cornish Metals Inc. as part of the acquisition of an uncapped 4% NSR over the Mactung Tungsten Project. The Company initially paid $3.0 million in August 2024.

•	In August 2025, Arizona Sonoran Copper Company Inc. has exercised their rights to buyback 0.14% NSR of the Cactus Project Royalty, for a cash consideration of $1.9 million. The Company initially acquired a 0.68% NSR royalty over the Cactus Project. Following the completion of the buyback, the Company retains a 0.54% NSR royalty interest in the project.